Exhibit 99.1

Amplify Energy Announces First Quarter 2024 Results and Improved 2024 Guidance

HOUSTON, May 8, 2024 -- Amplify Energy Corp. (NYSE: AMPY) (“Amplify,” the “Company,” “us,” or “our”) announced today its operating and financial results for the first quarter of 2024.

Key Highlights

●	During the first quarter of 2024, the Company:
o	Achieved average total production of 20.2 MBoepd, while successfully implementing a limited turnaround at Bairoil and completing Phase 2 of the Beta infrastructure electrification and emissions reduction project
o	Generated net cash provided by operating activities of $7.7 million and a net loss of $9.4 million
o	Delivered Adjusted EBITDA of $24.9 million
o	Generated $2.3 million of free cash flow
●	Based on better-than-expected first quarter results and higher forecasted crude oil prices for the remainder of 2024, the Company is increasing its 2024 guidance
●	The Bairoil monetization process is progressing as expected
●	The Beta development program commenced in March with the drilling of the A45 well
o	We experienced equipment issues during drilling operations that caused complications and changes to our completion plans for this well
o	In order to maintain the development schedule for our remaining wells and the compliance timelines associated with our electrification project, we intend to spud our next development well this month and defer completion of the A45 well until the fourth quarter of 2024
●	The Company replaced its prior surety bonds and successfully negotiated new sinking fund payments, saving approximately $7 million per year
●	Amplify successfully renegotiated its iodine royalty contracts in Oklahoma, which is expected to increase Other Revenue in 2024 by $2 - $3 million
●	As of March 31, 2024, net debt was $112 million, consisting of $115 million outstanding under the revolving credit facility and $3 million of cash and cash equivalents
o	Net Debt to Last Twelve Months (“LTM”) Adjusted EBITDA of 1.3x1
(1)	Net debt as of March 31, 2024, and LTM Adjusted EBITDA as of the first quarter of 2024

Martyn Willsher, Amplify’s President and Chief Executive Officer, commented, “Amplify is off to a good start in 2024. Continued strong crude oil prices and better-than-expected first quarter results have enabled us to increase 2024 guidance.”

Mr. Willsher continued, “At Bairoil, we successfully completed a limited turnaround, which we expect will reduce downtime later in the year and benefit the ongoing monetization process. At Beta, while we have deferred the completion of the A45 well until the fourth quarter, we are encouraged by the data in the drilling logs, which supports the hydrocarbon potential of the target formation. We expect to spud our second well at Beta this month, with plans to have it online in the second quarter. In East Texas and Oklahoma, we remain focused on lowering costs, reducing production declines, and improving operational efficiencies to maximize cash flow.”

Mr. Willsher concluded, “I remain confident that the initiatives Amplify is actively pursuing this year can be transformative for the Company. We believe the Company’s potential is still not fully realized and that these initiatives, when successfully achieved, will enhance shareholder value.”

Key Financial Results

During the first quarter of 2024, the Company reported a net loss of approximately $9.4 million compared to net income of $43.6 million in the prior quarter. The decrease was primarily attributable to non-cash unrealized losses on commodity derivatives during the period.

Due to stronger crude oil prices and reduced downtime at Beta, Amplify generated $24.9 million of Adjusted EBITDA for the first quarter.

As projected, capital investment in the first quarter increased significantly compared to the prior quarter. Despite this increase, Amplify generated net cash provided by operating activities of $7.7 million and $2.3 million of free cash flow in the first quarter of 2024, which exceeded internal projections. Amplify has now generated positive free cash flow in 15 of the last 16 fiscal quarters.

	First Quarter	Fourth Quarter
$ in millions	2024	2023
Net income (loss)	$(9.4)	$43.6
Net cash provided by operating activities	$7.7	$28.4
Average daily production (MBoe/d)	20.2	20.8
Total revenues excluding hedges	$76.3	$79.0
Adjusted EBITDA (a non-GAAP financial measure)	$24.9	$25.2
Total capital	$19.1	$7.1
Free Cash Flow (a non-GAAP financial measure)	$2.3	$14.4

Revolving Credit Facility

On May 2, 2024, Amplify completed its regularly scheduled semi-annual borrowing base redetermination. The borrowing base was reaffirmed at $150 million with elected commitments of $135 million. The next regularly scheduled borrowing base redetermination is expected to occur in the fourth quarter of 2024.

As of March 31, 2024, Amplify had net debt of $112 million, consisting of $115 million outstanding under its revolving credit facility and $3 million of cash and cash equivalents. Net debt to LTM Adjusted EBITDA was 1.3x (net debt as of March 31, 2024 and 1Q24 LTM Adjusted EBITDA). First quarter net debt increased from the prior quarter due to expected changes in working capital and increased investment activity.

Corporate Production and Pricing

During the first quarter of 2024, average daily production was approximately 20.2 MBoepd. The Company added incremental oil production in the first quarter of 2024 versus the fourth quarter of 2023, despite curtailments associated with the limited turnaround at Bairoil and scheduled shut-ins at Beta related to the electrification project. Although oil production increased versus the prior quarter, natural gas production was lower quarter over quarter primarily due to third-party interruptions and higher shrinks as a result of processing more ethane. The Company’s product mix for the quarter was 43% crude oil, 18% NGLs, and 39% natural gas.

	Three Months	Three Months
	Ended	Ended
	March 31, 2024	December 31, 2023
Production volumes - MBOE:
Bairoil	293	314
Beta	281	275
Oklahoma	488	506
East Texas / North Louisiana	676	731
Eagle Ford (Non-op)	104	84
Total - MBoe	1,842	1,910
Total - MBoe/d	20.2	20.8
% - Liquids	61%	59%

Total oil, natural gas and NGL revenues for the first quarter of 2024 were approximately $75.3 million, before the impact of derivatives. The Company realized a gain on commodity derivatives of $4.3 million during the first quarter. Oil, natural gas and NGL revenues, net of realized hedges, increased $4.6 million for the first quarter compared to the prior quarter.

The following table sets forth information regarding average realized sales prices for the periods indicated:

	Crude Oil ($/Bbl)		NGLs ($/Bbl)		Natural Gas ($/Mcf)
	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended
	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2024	2023	2024	2023	2024	2023
Average sales price exclusive of realized derivatives and certain deductions from revenue	$72.98	$75.31	$24.07	$23.36	$2.39	$2.49
Realized derivatives	(1.17)	(6.84)	—	—	1.21	0.46

Average sales price with realized derivatives exclusive of certain deductions from revenue	$71.81	$68.47	$24.07	$23.36	$3.59	$2.95
Certain deductions from revenue	—	—	(1.46)	(1.47)	0.01	0.01

Average sales price inclusive of realized derivatives and certain deductions from revenue	$71.81	$68.47	$22.61	$21.89	$3.60	$2.96

Costs and Expenses

Lease operating expenses in the first quarter of 2024 were approximately $38.3 million, or $20.78 per Boe, a $3.7 million increase compared to the prior quarter’s operating expenses, which benefited from a $1.5 million accounting adjustment at Beta. Scheduled maintenance and other routine annual expenses increased overall operating expenses in the first quarter. Consequently, operating expenses in future quarters are expected to be lower. Lease operating expenses also do not reflect $0.6 million of income generated by Magnify Energy Services.

Severance and Ad Valorem taxes in the first quarter were approximately $4.9 million, a decrease of $1.0 million compared to $5.9 million in the prior quarter. Severance and Ad Valorem taxes as a percentage of revenue were approximately 6.5% this quarter compared to 7.6% in the prior quarter.

Amplify incurred $4.8 million, or $2.59 per Boe, of gathering, processing and transportation expenses in the first quarter, compared to $5.1 million, or $2.66 per Boe, in the prior quarter.

First quarter cash G&A expenses were $7.9 million, an increase of $1.7 million from $6.2 million in the prior quarter and in-line with expectations. This increase was primarily due to year-end processes that impact various cost drivers annually in the first quarter and a one-time cost associated with the early termination of our Tulsa office lease. The Company anticipates that quarterly cash G&A expenses will be significantly lower throughout the remainder of the year.

Depreciation, depletion and amortization expense for the first quarter totaled $8.2 million, or $4.47 per Boe, compared to $7.6 million, or $4.00 per Boe, in the prior quarter.

Net interest expense was $3.5 million for the first quarter, a decrease of $0.3 million from $3.8 million in the prior quarter.

Amplify recorded current income tax expense of $1.4 million for the first quarter.

Capital Investments

Cash capital investment during the first quarter of 2024 was approximately $19.1 million. During the first quarter, the Company’s capital allocation was approximately 80% for Beta facility projects, development drilling and workovers and 8% for Bairoil facilities projects, with the remainder distributed across the Company’s other assets.

The following table details Amplify’s capital invested during the first quarter 2024:

First Quarter
2024 Capital
($ MM)
Bairoil	$1.5
Beta	$15.7
Oklahoma	$0.8
East Texas / North Louisiana	$0.1
Eagle Ford (Non-op)	$0.4
Magnify Energy Services	$0.7
Total Capital Invested	$19.1

The Company’s capital investments for the remainder of 2024 will be allocated to development and continued facility enhancements at Beta, high-return workovers across our assets, and non-operated projects. In the Eagle Ford, the Company is expecting to participate in 13 gross (0.7 net) new development wells and 2 gross (0.4 net) recompletion projects, while in East Texas the Company is evaluating participation in 3 gross (0.8 net) wells, all of which are non-operated development projects and will provide additional volumes and cash flow in early 2025.

Beta Development and Facility Upgrade

In the first quarter, we completed the second phase of the electrification and emissions reduction infrastructure project, which involved successfully replacing our diesel-driven injection pumps with electric pumps on the Elly platform. We are now proceeding with the third and final phase of the project, which involves installing selective catalytic reducers on our rig engines on the Ellen platform. Amplify remains on target to meet the compliance deadline in the fourth quarter of 2024, as prescribed by district air quality regulations.

With respect to the development program, the Company spud the A45 well from the Ellen platform in March and successfully reached the objective formation. Amplify’s formation logs reinforce the Company’s views that the target interval has a high oil saturation and is expected to deliver positive results. During drilling operations, Amplify experienced equipment issues, which led to drilling complications. As a result, we have altered the completion design for the well. Due to equipment availability for the revised completion and because commencement of the third phase of the electrification project is critical to achieve the project deadline, we are deferring the completion of the A45 well until the fourth quarter of 2024. We expect to spud our second development well this month, with its completion anticipated in the second quarter, and we plan to spud two additional development wells in the third quarter.

Beta Sinking Fund

In the first quarter, Amplify successfully replaced its prior surety bonds with new surety bonds from a different group of providers. As a result, the Company was able to successfully restructure its sinking fund obligations which will lower annual payments by approximately $7 million per year.

Iodine Royalty Agreements

In Oklahoma, Amplify provides produced water to a third-party for iodine extraction from the brine stream. The third-party processor has historically paid royalties to Amplify on the iodine delivered which is reflected in Other Revenue. Recently, the Company renegotiated the terms of its iodine agreements to increase future royalty payments. Amplify expects to report the impact of the increased royalty payments starting in the second quarter of 2024 and effective as of January 1, 2024.

Updated Full-Year 2024 Guidance

Based on better-than-expected first quarter results and continued strength in crude oil prices, the Company is providing updated guidance for 2024. The following guidance is subject to the cautionary statements and limitations described under the "Forward-Looking Statements" caption at the end of this press release. Amplify's updated 2024 guidance is based on its current expectations regarding capital investment and flat commodity prices for crude oil of $78/Bbl (WTI) and natural gas of $2.25/MMBtu (Henry Hub), and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. Additionally, the Company expects to invest 85% to 95% of its capital in the first three quarters of the year primarily in connection with the Beta development program.

A summary of the guidance is presented below:

	Previous Guidance			Updated Guidance
	FY 2024E			FY 2024E
	Low		High	Low		High
Net Average Daily Production
Oil (MBbls/d)	8.0	—	8.9	8.0	—	8.9
NGL (MBbls/d)	3.0	—	3.3	3.1	—	3.5
Natural Gas (MMcf/d)	47.0	—	52.5	44.0	—	50.0
Total (MBoe/d)	19.0	—	21.0	19.0	—	21.0

Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	$(2.75)	—	$(3.50)	$(3.00)	—	$(4.00)
NGL Realized Price (% of WTI NYMEX)	27%	—	30%	27%	—	30%
Natural Gas Realized Price (% of Henry Hub)	85%	—	92%	88%	—	94%

Other Revenue
Magnify Energy Services ($ MM)	$2	—	$4	$2	—	$4
Other ($MM)	—	—	—	$2	—	$3
Total ($ MM)	$2	—	$4	$4	—	$7

Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.70	—	$0.90	$0.70	—	$0.90
NGL ($ / Bbl)	$2.75	—	$3.75	$2.75	—	$3.75
Natural Gas ($ / Mcf)	$0.55	—	$0.75	$0.55	—	$0.75
Total ($ / Boe)	$2.30	—	$2.90	$2.30	—	$2.90

Average Costs
Lease Operating ($ / Boe)	$18.50	—	$20.50	$18.50	—	$20.50
Taxes (% of Revenue) (1)	6.5%	—	7.5%	6.5%	—	7.5%
Cash General and Administrative ($ / Boe) (2)(3)	$3.30	—	$3.80	$3.30	—	$3.80

Adjusted EBITDA ($ MM) (2)(3)	$90	—	$110	$95	—	$115
Cash Interest Expense ($ MM)	$10	—	$15	$10	—	$15
Capital Expenditures ($ MM)	$50	—	$60	$50	—	$60
Free Cash Flow ($ MM) (2)(3)	$20	—	$40	$25	—	$45

(1) Includes production, ad valorem and franchise taxes
(2) Refer to “Use of Non-GAAP Financial Measures” for Amplify’s definition and use of cash G&A, Adjusted EBITDA and free cash flow, non-GAAP measures (cash income taxes, which are not included in free cash flow, are expected to range between $4 - $8 million for the year)

(3) Amplify believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require Amplify to predict the timing and likelihood of future transactions and other items that are difficult to accurately predict. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

Hedging

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed, floor and ceiling prices at which production is hedged for April 2024 through December 2026, as of May 8, 2024:

	2024	2025	2026
Natural Gas Swaps:
Average Monthly Volume (MMBtu)	716,667	675,000	416,667
Weighted Average Fixed Price ($)	3.72	$3.74	$3.76

Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	544,444	500,000	416,667
Weighted Average Ceiling Price ($)	$4.15	$4.10	$4.15
Weighted Average Floor Price ($)	$3.46	$3.50	$3.52

Oil Swaps:
Average Monthly Volume (Bbls)	85,889	53,000	30,917
Weighted Average Fixed Price ($)	$74.04	$70.68	$70.68

Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)	102,000	59,500
Weighted Average Ceiling Price ($)	$80.20	$80.20
Weighted Average Floor Price ($)	$70.00	$70.00

Amplify posted an updated investor presentation containing additional hedging information on its website, www.amplifyenergy.com, under the Investor Relations section.

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which Amplify expects to file with the SEC on May 8, 2024.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies (Bairoil), federal waters offshore Southern California (Beta), East Texas / North Louisiana, and the Eagle Ford (Non-op). For more information, visit www.amplifyenergy.com.

Conference Call

Amplify will host an investor teleconference tomorrow at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the call by dialing (800) 901-2707 at least 15 minutes before the call begins and providing the Conference ID: AEC1Q24. A telephonic replay will be available for fourteen days following the call by dialing (800) 654-1563 and providing the Conference ID: 59240315.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These statements address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as projections of results of operations, plans for growth, goals, future capital expenditures, competitive strengths, references to future intentions and other such references. These forward-looking statements involve risks and uncertainties and other factors that could cause the Company’s actual results or financial condition to differ materially from those expressed or implied by forward-looking statements. These include risks and uncertainties relating to, among other things: the ongoing impact of the incident that occurred off the coast of Southern California resulting from the Company’s pipeline operations at the Beta field, the Company’s evaluation and implementation of strategic alternatives; risks related to the redetermination of the borrowing base under the Company’s revolving credit facility; the Company’s ability to satisfy debt obligations; the Company’s need to make accretive acquisitions or substantial capital expenditures to maintain its declining asset base, including the existence of unanticipated liabilities or problems relating to acquired or divested business or properties; volatility in the prices for oil, natural gas and NGLs; the Company’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing the Company’s indebtedness, including financial covenants; general political and economic conditions, globally and in the jurisdictions in which we operate, including the Russian invasion of Ukraine, the Israel-Hamas war and the potential destabilizing effect such conflicts may pose for the global oil and natural gas markets and effects of inflation; and the impact of legislation and governmental regulations, including those related to climate change and hydraulic fracturing. Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s Annual Report on Form 10-K, and if applicable, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on the Company’s Investor Relations website at https://www.amplifyenergy.com/investor-relations/sec-filings/default.aspx or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, the Company undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, free cash flow, net debt, and cash G&A. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities, standardized measure of discounted future net cash flows, or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income or loss, plus interest expense; gain or loss on early extinguishment of debt; income tax expenses; depreciation, depletion and amortization; accretion of asset retirement obligations; gains or losses on commodity derivatives; cash settlements received or paid on expired commodity derivative instruments; amortization of gain associated with terminated commodity derivatives; acquisition and divestiture related costs; reorganization items; share-based compensation expense; exploration costs; loss on settlement of AROs; bad debt expense; and other nonrecurring items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.

Free cash flow. Amplify defines free cash flow as Adjusted EBITDA, less cash interest expense and capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measures most directly comparable to free cash flow are net income and net cash provided by operating activities.

Net debt. Amplify defines net debt as the total principal amount drawn on the revolving credit facility less cash and cash equivalents. The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.

Cash G&A. Amplify defines cash G&A as general and administrative expense, less share-based compensation expense; acquisition and divestiture costs; bad debt expense; and severance payments. Cash G&A is an important non-GAAP financial measure for Amplify’s investors since it allows for analysis of G&A spend without regard to share-based compensation and other non-recurring expenses which can vary substantially from company to company. The GAAP measures most directly comparable to cash G&A is total G&A expenses.

Contacts

Jim Frew − Senior Vice President and Chief Financial Officer

(832) 219-9044

jim.frew@amplifyenergy.com

Michael Jordan − Director, Finance and Treasurer

(832) 219-9051

michael.jordan@amplifyenergy.com

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2024	December 31, 2023
Revenues:
Oil and natural gas sales	$75,322	$78,191
Other revenues	977	794
Total revenues	76,299	78,985

Costs and Expenses:
Lease operating expense	38,284	34,641
Pipeline incident loss	707	4,299
Gathering, processing and transportation	4,774	5,073
Exploration	41	17
Taxes other than income	4,911	5,908
Depreciation, depletion and amortization	8,239	7,635
General and administrative expense	9,800	8,437
Accretion of asset retirement obligations	2,061	2,029
Realized (gain) loss on commodity derivatives	(4,303)	3,191
Unrealized (gain) loss on commodity derivatives	20,867	(47,905)
Other, net	—	315
Total costs and expenses	85,381	23,640

Operating Income (loss)	(9,082)	55,345

Other Income (Expense):
Interest expense, net	(3,527)	(3,811)
Other income (expense)	(95)	80
Total Other Income (Expense)	(3,622)	(3,731)

Income (loss) before reorganization items, net and income taxes	(12,704)	51,614

Income tax benefit (expense) - current	(1,395)	2,298
Income tax benefit (expense) - deferred	4,703	(10,334)
Net income (loss)	$(9,396)	$43,578

Earnings per share:
Basic and diluted earnings (loss) per share	$(0.24)	$1.07

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2024	December 31, 2023
Oil and natural gas revenue:
Oil Sales	$57,422	$58,883
NGL Sales	7,525	7,460
Natural Gas Sales	10,375	11,848
Total oil and natural gas sales - Unhedged	$75,322	$78,191

Production volumes:
Oil Sales - MBbls	786	782
NGL Sales - MBbls	333	341
Natural Gas Sales - MMcf	4,335	4,726
Total - MBoe	1,842	1,910
Total - MBoe/d	20.2	20.8

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$72.98	$75.31
NGL - per Bbl	$22.61	$21.89
Natural gas - per Mcf	$2.39	$2.51
Total - per Boe	$40.89	$40.93

Average unit costs per Boe:
Lease operating expense	$20.78	$18.14
Gathering, processing and transportation	$2.59	$2.66
Taxes other than income	$2.67	$3.09
General and administrative expense	$5.32	$4.42
Depletion, depreciation, and amortization	$4.47	$4.00

Selected Financial Data - Unaudited

Asset Operating Statistics

	Three Months	Three Months
	Ended	Ended
	March 31, 2024	December 31, 2023
Production volumes - MBOE
Bairoil	293	314
Beta	281	275
Oklahoma	488	506
East Texas / North Louisiana	676	731
Eagle Ford (Non-op)	104	84
Total - MBOE	1,842	1,910
Total - MBoe/d	20.2	20.8
% - Liquids	61%	59%

Lease operating expense - $M
Bairoil	$14,451	$12,805
Beta	12,011	9,444
Oklahoma	4,463	4,592
East Texas / North Louisiana	5,744	6,024
Eagle Ford (Non-op)	1,615	1,776
Total Lease operating expense:	$38,284	$34,641

Capital expenditures - $M
Bairoil	$1,461	$(79)
Beta	15,681	7,676
Oklahoma	768	524
East Texas / North Louisiana	93	(1,191)
Eagle Ford (Non-op)	410	172
Magnify Energy Services	679	—
Total Capital expenditures:	$19,092	$7,102

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	March 31, 2024	December 31, 2023
Assets
Cash and Cash Equivalents	$2,989	$20,746
Accounts Receivable	36,540	39,096
Other Current Assets	22,795	38,341
Total Current Assets	$62,324	$98,183

Net Oil and Gas Properties	$358,251	$346,741
Other Long-Term Assets	291,629	292,750
Total Assets	$712,204	$737,674

Liabilities
Accounts Payable	$21,723	$23,616
Accrued Liabilities	36,776	50,871
Other Current Liabilities	20,809	21,944
Total Current Liabilities	$79,308	$96,431

Long-term Debt	$115,000	$115,000
Asset Retirement Obligation	124,062	122,001
Other Long-Term Liabilities	12,819	13,206
Total Liabilities	$331,189	$346,638

Shareholders' Equity
Common Stock & APIC	$434,863	$435,488
Accumulated Earnings (Deficit)	(53,848)	(44,452)
Total Shareholders' Equity	$381,015	$391,036

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2024	December 31, 2023
Net cash provided by (used in) operating activities	$7,712	$28,362
Net cash provided by (used in) investing activities	(23,724)	(8,637)
Net cash provided by (used in) financing activities	(1,745)	(5,366)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2024	December 31, 2023
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$7,712	$28,362
Changes in working capital	11,217	(10,961)
Interest expense, net	3,527	3,811
Amortization of gain associated with terminated commodity derivatives	—	658
Amortization and write-off of deferred financing fees	(304)	(301)
Exploration costs	41	17
Acquisition and divestiture related costs	14	3
Plugging and abandonment cost	—	558
Current income tax expense (benefit)	1,395	(2,298)
Pipeline incident loss	707	4,299
Other	592	1,042
Adjusted EBITDA:	$24,901	$25,190

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$24,901	$25,190
Less: Cash interest expense	3,526	3,660
Less: Capital expenditures	19,092	7,102
Free Cash Flow:	$2,283	$14,428

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2024	December 31, 2023
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(9,396)	$43,578
Interest expense, net	3,527	3,811
Income tax expense (benefit) - current	1,395	(2,298)
Income tax expense (benefit) - deferred	(4,703)	10,334
Depreciation, depletion and amortization	8,239	7,635
Accretion of asset retirement obligations	2,061	2,029
(Gains) losses on commodity derivatives	16,564	(44,714)
Cash settlements received (paid) on expired commodity derivative instruments	4,303	(3,191)
Amortization of gain associated with terminated commodity derivatives	—	658
Acquisition and divestiture related costs	14	3
Share-based compensation expense	1,531	1,672
Exploration costs	41	17
Loss on settlement of AROs	—	315
Bad debt expense	26	—
Pipeline incident loss	707	4,299
Other	592	1,042
Adjusted EBITDA:	$24,901	$25,190

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$24,901	$25,190
Less: Cash interest expense	3,526	3,660
Less: Capital expenditures	19,092	7,102
Free Cash Flow:	$2,283	$14,428

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

General and Administrative Expenses

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	March 31, 2024	December 31, 2023
General and administrative expense	$9,800	$8,437
Less: Share-based compensation expense	1,531	1,672
Less: Acquisition and divestiture costs	14	3
Less: Bad debt expense	26	—
Less: Severance payments	344	590
Total Cash General and Administrative Expense	$7,885	$6,172